Exhibit 99.1

Travelzoo 590 Madison Avenue 37th Floor New York, NY 10022 Investor Relations: Lijun Qi ir@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2018 Results

NEW YORK, July 25, 2018 — Travelzoo® (NASDAQ: TZOO):

•	Revenue of $28.1 million, up 6% year-over-year

•	Operating profit of $1.1 million

•	Cash flow from operations of $601,000

•	Earnings per share (EPS) of $0.04

Travelzoo, a global publisher of exclusive offers and experiences for members, today announced financial results for the second quarter ended June 30, 2018, with revenue of $28.1 million and operating profit of $1.1 million. In nominal terms, revenue increased by 6% year-over-year. In constant currencies, revenue increased by 4% year-over-year. Net income was $477,000, with EPS from continuing operations of $0.04, down from $0.05 in the prior-year period.

"Given the topline growth in all regions, we decided in Q2 to invest more in marketing which we believe will lead to long-term business growth," said Dr. Holger Bartel. "With the travel and tourism industry worldwide showing steady growth, we like to leverage Travelzoo's global reach and trusted brand to improve earnings in future periods."

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Asia Pacific
Asia Pacific business segment revenue increased 6% year-over-year to $2.1 million. In constant currencies, revenue increased 2% year-over-year. Operating loss for the second quarter was $1.5 million, compared to an operating loss of $1.2 million in the prior-year period. The increase in operating loss was primarily driven by higher investment in marketing.

Europe
Europe business segment revenue increased 8% year-over-year to $8.5 million. In constant currencies, revenue increased 1% year-over-year. Operating profit for the second quarter was $441,000, or 5% of revenue, compared to an operating profit of $268,000, or 3% of revenue in the prior-year period.

North America
North America business segment revenue increased 6% year-over-year to $17.5 million. Operating profit for the second quarter was $2.1 million, or 12% of revenue, compared to an operating profit of $2.3 million, or 14% of revenue in the prior-year period.

Members
As of June 30, 2018, Travelzoo had a worldwide unduplicated number of members of 29.8 million. In Asia Pacific, unduplicated number of members was 3.6 million as of June 30, 2018, consistent with June 30, 2017. In Europe, unduplicated number of members was 8.7 million as of June 30, 2018, up 4% from June 30, 2017. In North America, unduplicated number of members was 17.6 million as of June 30, 2018, up 1% from June 30, 2017.

Income Taxes
Income tax expense was $631,000, compared to a $771,000 income tax expense in the prior-year period. The effective income tax rate from continuing operations was 57%, compared to 55% for the prior-year period.

Asset Management
During the second quarter of 2018, Travelzoo generated $601,000 of cash from operating activities. Accounts receivable decreased by $67,000 over the prior-year period to $12.5 million. Accounts payable increased by $57,000 over the prior-year period to $14.3 million. Cash used in investing activities was $3.5 million, up from $186,000 in the prior-year period. Most of this cash was used for an equity investment in WeekenGO which we believe will lead to business growth. As of June 30, 2018, cash and cash equivalents were $19.4 million.

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Conference Call
Travelzoo will host a conference call to discuss second quarter results today at 11:00 a.m. ET. Please visit http://ir.travelzoo.com/events-presentations to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo® provides our 28 million members insider deals and one-of-a-kind experiences personally reviewed by one of our deal experts around the globe. With more than 25 offices worldwide, we have our finger on the pulse of outstanding travel, entertainment, and lifestyle experiences. For over 15 years we have worked in partnership with more than 2,000 top travel suppliers—our long-standing relationships give Travelzoo members access to the very best deals.

Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Travelzoo and Top 20 are registered trademarks of Travelzoo.

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Travelzoo
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues	$28,075	$26,411	$58,959	$54,840
Cost of revenues	3,016	3,222	6,401	6,429
Gross profit	25,059	23,189	52,558	48,411
Operating expenses:
Sales and marketing	15,628	14,213	31,170	29,569
Product development	2,386	2,344	4,897	4,701
General and administrative	5,967	5,246	11,756	10,693
Total operating expenses	23,981	21,803	47,823	44,963
Operating income from continuing operations	1,078	1,386	4,735	3,448
Other income, net	30	18	191	25
Income from continuing operations before income taxes	1,108	1,404	4,926	3,473
Income tax expense	631	771	1,947	1,980
Income from continuing operations	$477	$633	$2,979	$1,493
Income from discontinued operations including gain on sale of Fly.com domain name, net of income taxes	—	54	—	1,938
Net income	$477	$687	$2,979	$3,431

Income per share—basic:
Continuing operations	$0.04	$0.05	$0.24	$0.11
Discontinued operations	—	—	—	0.15
Net income per share—basic	$0.04	$0.05	$0.24	$0.26

Income per share—diluted:
Continuing operations	$0.04	$0.05	$0.24	$0.11
Discontinued operations	—	—	—	0.15
Net income per share—diluted	$0.04	$0.05	$0.24	$0.26

Weighted average shares:
Basic	12,462	13,030	12,462	13,224
Diluted	12,780	13,058	12,622	13,229

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Travelzoo
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$19,409	$22,553
Accounts receivable, net	12,509	11,769
Income taxes receivable	794	517
Deposits	88	259
Prepaid expenses and other	1,731	2,141
Total current assets	34,531	37,239
Deposits and other	692	548
Deferred tax assets	1,476	1,516
Restricted cash	1,458	1,448
Investment	2,961	—
Property and equipment, net	4,528	4,921
Total assets	$45,646	$45,672
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,251	$19,105
Accrued expenses and other	9,141	8,702
Deferred revenue	966	825
Income tax payable	1,086	961
Total current liabilities	25,444	29,593
Long-term tax liabilities	387	373
Long-term deferred rent and other	2,440	2,628
Total liabilities	28,271	32,594
Common stock	125	125
Additional paid-in capital	522	—
Accumulated other comprehensive loss	(4,115)	(3,597)
Retained earnings	20,843	16,550
Total stockholders’ equity	17,375	13,078
Total liabilities and stockholders’ equity	$45,646	$45,672

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Travelzoo
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net income	$477	$687	$2,979	$3,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	443	522	827	1,101
Discontinued operations gain on sale of Fly.com domain name	—	—	—	(2,890)
Deferred income tax	(39)	(33)	(149)	(69)
Stock-based compensation	349	240	522	480
Other	40	(34)	(43)	(27)
Net foreign currency effects	35	(135)	(136)	(224)
Changes in operating assets and liabilities:
Accounts receivable	100	1,800	(897)	2,087
Income tax receivable	(705)	(509)	(277)	35
Prepaid expenses and other	428	(132)	418	(218)
Accounts payable	(15)	(2,791)	(3,200)	(6,054)
Accrued expenses and other	(299)	(549)	725	441
Income tax payable	(48)	(1,287)	169	179
Other non-current liabilities	(165)	(340)	(158)	(278)
Net cash provided by (used in) operating activities	601	(2,561)	780	(2,006)
Cash flows from investing activities:
Proceeds from sale of Fly.com domain name	—	—	—	2,890
Investment in WeekenGO	(3,083)	—	(3,083)	—
Purchases of property and equipment	(442)	(186)	(507)	(306)
Net cash provided by (used in) investing activities	(3,525)	(186)	(3,590)	2,584
Cash flows from financing activities:
Repurchase of common stock, net	—	(5,062)	—	(6,824)
Net cash used in financing activities	—	(5,062)	—	(6,824)
Effect of exchange rate on cash, cash equivalents and restricted cash	(780)	583	(324)	754
Net increase in cash, cash equivalents and restricted cash	(3,704)	(7,226)	(3,134)	(5,492)
Cash, cash equivalents and restricted cash at beginning of period	24,571	29,970	24,001	28,236
Cash, cash equivalents and restricted cash at end of period	$20,867	$22,744	$20,867	$22,744
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$1,417	$2,920	$2,196	$3,230

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Travelzoo
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$2,073	$8,527	$17,475	$28,075
Intersegment revenue	(9)	(27)	36	—
Total net revenues	2,064	8,500	17,511	28,075
Operating income (loss)	$(1,472)	$441	$2,109	$1,078
Three months ended June 30, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$1,963	$8,005	$16,443	$26,411
Intersegment revenue	(13)	(108)	121	—
Total net revenues	1,950	7,897	16,564	26,411
Operating income (loss)	$(1,165)	$268	$2,283	$1,386

Six months ended June 30, 2018	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$4,115	$18,859	$35,985	$58,959
Intersegment revenue	(29)	(79)	108	—
Total net revenues	4,086	18,780	36,093	58,959
Operating income (loss)	$(3,212)	$2,407	$5,540	$4,735
Six months ended June 30, 2017	Asia Pacific	Europe	North America	Consolidated
Revenue from unaffiliated customers	$3,807	$17,223	$33,810	$54,840
Intersegment revenue	(44)	(255)	299	—
Total net revenues	3,763	16,968	34,109	54,840
Operating income (loss)	$(2,706)	$1,217	$4,937	$3,448

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